Exhibit 3.6

STATE OF DELAWARE
CERTIFICATE OF CORRECTION
OF
KALEX CORP.

The undersigned, being the President of KALEX CORP., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1.           The name of the Corporation (hereinafter referred to as the "Corporation") is KALEX Corp.

2.           That a Certificate of Amendment was filed by the Secretary of State of Delaware on December 1, 2010 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy or defect of said Certificate is:

The inadvertent omission of language providing the board of directors of the Corporation the power to designate and fix the powers, preferences and rights and the qualifications, limitations or restrictions of any number of series of preferred stock of the Corporation, a power that was previously set forth in Article Fourth of the Certificate of Incorporation, as amended.

4.           Article FIRST of the Certificate is corrected to read as follows:

“FIRST:  That at a meeting of the Board of Directors of KALEX CORP. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation thereof.   The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH:” so that, as amended said Article shall be read as follows:

‘FOURTH:  The total number of authorized shares which the Corporation is authorized to issue is 800,000,000 shares of common stock, having a par value of $0.00001 per share, and 2,000 shares of preferred stock, having a par value of $0.00001 per share.  The board of directors of the Corporation may, by resolution or resolutions, designate and fix the powers, preferences and rights and the qualifications, limitations or restrictions of any number of series of preferred stock of the Corporation.’”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Correction to be signed by its President, this 15th day of March, 2011.

KALEX CORP.

By:	/s/ Arnold Sock
Arnold F. Sock, President

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